Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Micropolis Holding Company

We hereby consent to the inclusion in this Registration Statement on Form F-1 of Micropolis Holding Company and its subsidiary (the “Company”) of our report dated May 7, 2025, with respect to our audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2024 and 2023 which appears in this Registration Statement on Form F-1. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Diamond Bar, California

September 19, 2025